EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Form S-8 (No. 333-133567) and the Registration Statement on Form S-3 (No. 333-143422) of our report dated June 27, 2007 relating to our audits of the consolidated financial statements and financial statement schedule of Castle Brands Inc. and subsidiaries as of March 31, 2007, which is included in the Annual Report on Form 10-K for the year ended March 31, 2007. Our report on the March 31, 2007 financial statements included an explanatory paragraph regarding the Company’s change in accounting principle for transactions in which the Company exchanges its equity instruments for goods and services. We also consent to the reference to us as Experts in the Registration Statement on Form S-3.

/s/ EISNER LLP
Eisner LLP

New York, New York
June 27, 2007